The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


         Subject to Completion, Pricing Supplement dated June 25, 2003

PROSPECTUS Dated June 11, 2002                    Pricing Supplement No. 60 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-83616
Dated June 11, 2002                                    Dated            , 2003
                                                                Rule 424(b)(3)

                             $
                                 Morgan Stanley
                      GLOBAL MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes
                            ------------------------
                         PLUS(SM) due September 30, 2004
        Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
            Based on the Value of Common Stock of Fifteen Companies
                         in the Semiconductor Industry
                   Performance Leveraged Upside Securities(SM)
                                    ("PLUS(SM)")

Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee any return of principal at maturity. Instead, at maturity you will receive for each $10 principal amount of PLUS that you hold an amount in cash based upon the average value of a basket of shares of common stock of fifteen companies in the semiconductor industry, which we refer to as the basket stocks, as determined over a three trading day period prior to the maturity of the PLUS. If the final average value of the basket is greater than the initial value of the basket, you will receive a payment based on 300% of the percent increase in the value of the basket, subject to a maximum total
payment at maturity equal to $        , or       % of the issue price.  If the
final average value of the basket is less than the initial value of the basket, you will receive for each $10 principal amount of PLUS that you hold a payment that is less than the $10 issue price of each PLUS by an amount proportionate to the decrease in the value of the basket.

o The basket stocks are the common stocks of Altera Corporation, Analog Devices, Inc., Applied Materials, Inc., Broadcom Corporation, Intel Corporation, KLA-Tencor Corporation, Linear Technology Corporation, Maxim Integrated Products, Inc., Micron Technology, Inc., Motorola, Inc., National Semiconductor Corporation, Novellus Systems, Inc., STMicroelectronics N.V., Texas Instruments Incorporated and Xilinx, Inc.

o    The principal amount and issue price of each PLUS is $10.

o    We will not pay interest on the PLUS.

o At maturity, if the final average basket value is greater than the initial basket value, you will receive for each $10 principal amount of PLUS that you hold a payment equal to $10 plus the leveraged upside payment, which is equal to $10 multiplied by 300% of the percent increase in the value of the basket, subject to a maximum total payment at maturity equal to $ , or % of the issue price. If the final average basket value is less than or equal to the initial basket value, you will receive for each $10 principal amount of PLUS that you hold a payment at maturity equal to $10 multiplied by the basket performance factor, which will be less than or equal to 1.0.

     o The percent increase in the value of the basket will be equal to (i) the final average basket value minus the initial basket value divided by (ii) the initial basket value.

     o The basket performance factor will be equal to (i) the final average basket value divided by (ii) the initial basket value.

     o The initial basket value is $10. At the initial offering of the PLUS, the fractional amount of each basket stock included in the basket is set at an exchange ratio calculated so that each basket stock represents $.66667 of the initial basket value, based on the closing prices of the basket stocks on the day we offer the PLUS for initial sale to the public. The exchange ratio for each basket stock will remain constant for the term of the PLUS unless adjusted for certain corporate events relating to the issuer of that basket stock.

     o The final average basket value will equal the arithmetic average of the basket values on three consecutive trading days commencing on September 23, 2004.

     o The basket value on any date equals the sum of the products of the closing price and the exchange ratio of each basket stock on that date.

o Investing in the PLUS is not equivalent to investing in the basket or any of the individual basket stocks.

o We will apply to list the PLUS to trade under the proposed symbol "SDP" on the American Stock Exchange LLC.

You should read the more detailed description of the PLUS in this pricing supplement. In particular, you should review and understand the descriptions in"Summary of Pricing Supplement" and "Description of PLUS."

The PLUS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-8.
                              ------------------
                              PRICE $10 PER PLUS
                              ------------------

                     Price to         Agent's        Proceeds to
                      Public        Commissions        Company
                     --------       -----------      -----------

        Per PLUS         $               $                $
Total...........         $               $                $

                                MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus, see "Supplemental Information Concerning Plan of Distribution" below.

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. This pricing supplement and the accompanying prospectus supplement and prospectus may not be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The PLUS may not be offered or sold to the public in Brazil. Accordingly, the offering of the PLUS has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The PLUS may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to PLUS which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS may not be circulated or distributed, nor may the PLUS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the PLUS to the public in Singapore.

                          SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the PLUS we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The PLUS offered are medium-term debt securities of Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.). The return on the PLUS at maturity is based on the value of a basket of shares of common stock of fifteen companies in the semiconductor industry.

     "Performance Leveraged Upside Securities" and "PLUS" are our service marks.



Each PLUS costs $10          We, Morgan Stanley, are offering Performance
                             Leveraged Upside Securities(SM) due September 30,
                             2004, Mandatorily Exchangeable for an Amount
                             Payable in U.S. Dollars Based on the Value of
                             Common Stock of Fifteen Companies in the
                             Semiconductor Industry, which we refer to as the
                             PLUS. The principal amount and issue price of each
                             PLUS is $10.

                             We refer to the common stock of the following fifteen companies as the basket stocks: Altera
                             Corporation, Analog Devices, Inc., Applied
                             Materials, Inc., Broadcom Corporation, Intel
                             Corporation, KLA-Tencor Corporation, Linear
                             Technology Corporation, Maxim Integrated Products,
                             Inc., Micron Technology, Inc., Motorola, Inc.,
                             National Semiconductor Corporation, Novellus
                             Systems, Inc., STMicroelectronics N.V., Texas
                             Instruments Incorporated and Xilinx, Inc.

No guaranteed return         Unlike ordinary debt securities, the PLUS do not
of principal; no interest    pay interest and do not guarantee any return of
                             principal at maturity. If the final average value
                             of the basket, which we refer to as the final
                             average basket value, is less than the initial
                             value of the basket, which we refer to as the
                             initial basket value, we will pay to you an amount
                             in cash per PLUS that is less than the $10 issue
                             price of each PLUS by an amount proportionate to
                             the decrease in the value of the basket.

The initial basket value     At the initial offering of the PLUS, the basket is
equals $10                   equally-weighted, and the initial basket value is
                             $10. The fractional amount of each basket stock
                             included in the basket is set at an exchange ratio
                             calculated so that each basket stock represents
                             $.66667 of the initial basket value, based on the
                             closing prices of the basket stocks on the day we
                             offer the PLUS for initial sale to the public. The
                             exchange ratio for any basket stock will remain
                             constant for the term of the PLUS unless adjusted
                             for certain corporate events relating to the issuer
                             of that basket stock. See "Basket stocks" below.

Payment at maturity          At maturity, you will receive for each $10
                             principal amount of PLUS that you hold an amount in
                             cash based upon the final average basket value,
                             determined as follows:

        Initial Basket Value         =      $10

  Final Average Basket Value         =      the arithmetic average of the
                                            basket values over a three
                                            trading day period commencing
                                            September 23, 2004, which we refer
                                            to as basket valuation dates

                Basket Value         =      the sum of the products of the
                                            closing price and the exchange
                                            ratio for each basket stock
                                            on the basket valuation dates


                                      PS-3



                             o If the final average basket value is greater than the initial basket value, you will receive for each $10 principal amount of PLUS that you hold a payment at maturity equal to:

                                  $10    +    leveraged upside payment,

                                 subject to a maximum total payment at maturity equal to $ , or % of the issue price where,

                                  leveraged upside payment  = ($10 x 300%  x basket percent increase)

                                 and

                                  basket percent increase    =    final average basket value - initial basket value
                                                                  -------------------------------------------------
                                                                               initial basket value

                            o If the final average basket value is less than or equal to the initial basket value, you will receive for each $10 principal amount of PLUS that you hold a payment at maturity equal to:

                                  $10    x    basket performance factor

                                 where,

                                  basket performance =   final average basket value
                                       factor            --------------------------
                                                           initial basket value

                                 Because the basket performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.


                             On PS-7, we have provided a graph titled
                             "Hypothetical Payouts on the PLUS at Maturity," which illustrates the performance of the PLUS at maturity assuming a variety of hypothetical final average basket values. The graph does not show every situation that may occur.

                             You can review the historical prices of each basket stock and a graph of historical basket values based on illustrative exchange ratios determined as of June 25, 2003 in the section of this pricing supplement called "Description of PLUS--Historical
                             Information."

                             The final average basket value will be based on the basket values on three basket valuation dates. The scheduled basket valuation dates are September 23, 2004, September 24, 2004 and September 27, 2004.
                             If, however, a market disruption event occurs on any scheduled basket valuation date, that date will not be used as a basket valuation date and the basket valuation dates will be the first three trading days on or after September 23, 2004 on which no market disruption event occurs. If due to a market disruption event or otherwise, any basket valuation date occurs on or after September 29, 2004, the maturity date will be postponed until the second trading day following the third basket valuation date. See the section of this pricing supplement called "Description of PLUS--Maturity
                             Date."

                             Investing in the PLUS is not equivalent to investing in the basket or any of the individual basket stocks.


                                      PS-4



Your return on the PLUS      The return investors realize on the PLUS is limited
is limited by the maximum    by the maximum payment at maturity. The maximum
payment at maturity          payment at maturity of each PLUS is $ , or % of the
                             issue price. Because you will not receive more than
                             the maximum payment at maturity, the effect of the
                             leveraged upside payment will be reduced as the
                             final average basket value exceeds % of the initial
                             basket value. See "Hypothetical Payouts on the PLUS
                             at Maturity" on PS-7.

Basket stocks                The basket is composed of the common stocks of
                             fifteen companies in the semiconductor industry.
                             The issuers of the basket stocks include domestic
                             and foreign entities and have varying market
                             capitalizations. The following table sets forth the
                             issuer of each basket stock, the ticker symbol for
                             each basket stock, the exchange on which each
                             basket stock is listed, the proportion of the
                             initial basket value represented by the shares of
                             each basket stock contained in the basket, the
                             exchange ratio for each basket stock, the initial
                             price of each basket stock used to calculate its
                             exchange ratio and the value of the fractional
                             share of each basket stock contained in the basket
                             based upon those initial prices:

                                                           Proportion                         Initial         Initial
                                                           of Initial                        Price of        Value per
           Issuer of               Ticker                    Basket                           Basket          Basket
          Basket Stock             Symbol     Exchange        Value       Exchange Ratio       Stock          Stock
          ------------             ------     --------     ----------     --------------     --------        --------
      Altera Corporation            ALTR        NASDAQ        1/15th                                           $.66667
      Analog Devices, Inc.           ADI         NYSE         1/15th                                           $.66667
      Applied Materials, Inc.       AMAT        NASDAQ        1/15th                                           $.66667
      Broadcom Corporation          BRCM        NASDAQ        1/15th                                           $.66667
      Intel Corporation             INTC        NASDAQ        1/15th                                           $.66667
      KLA-Tencor
         Corporation                KLAC        NASDAQ        1/15th                                           $.66667
      Linear Technology
         Corporation                LLTC        NASDAQ        1/15th                                           $.66667
      Maxim Integrated
         Products, Inc.             MXIM        NASDAQ        1/15th                                           $.66667
      Micron Technology, Inc.         MU         NYSE         1/15th                                           $.66667
      Motorola, Inc.                 MOT         NYSE         1/15th                                           $.66667
      National Semiconductor
         Corporation                 NSM         NYSE         1/15th                                           $.66667
      Novellus Systems, Inc.        NVLS        NASDAQ        1/15th                                           $.66667
      STMicroelectronics N.V.        STM         NYSE         1/15th                                           $.66667
      Texas Instruments
         Incorporated                TXN         NYSE         1/15th                                           $.66667
      Xilinx, Inc.                  XLNX        NASDAQ        1/15th                                           $.66667

                             The exchange ratio for each basket stock is a fraction of a share calculated so that each basket stock represents approximately $.66667, or one-fifteenth, of the $10 initial basket value based on the closing prices of the basket stocks on the day we offer the PLUS for initial sale to the public.

                             The exchange ratio for each basket stock will remain constant for the term of the PLUS unless adjusted for certain corporate events relating to the issuer of that basket stock. See the section of this pricing supplement called "Description of PLUS--Adjustments to the Exchange Ratios."

MS & Co. will be the         We have appointed our affiliate, Morgan Stanley &
Calculation Agent            Co. Incorporated, which we refer to as MS & Co., to
                             act as calculation agent for JPMorgan Chase Bank,
                             the trustee for our senior notes. As calculation
                             agent, MS & Co. will calculate the basket value on
                             each basket valuation date, the final average
                             basket value and the payment to you at maturity and
                             determine what, if any, adjustments should be made
                             to the exchange ratios to reflect certain corporate
                             and other events and whether a market disruption
                             event has occurred.


                                      PS-5



Where you can find more      The PLUS are senior notes issued as part of our
information on the PLUS      Series C medium-term note program. You can find a
                             general description of our Series C medium-term
                             note program in the accompanying prospectus
                             supplement dated June 11, 2002. We describe the
                             basic features of this type of note in the sections
                             of the prospectus supplement called "Description of
                             Notes--Fixed Rate Notes" and "--Exchangeable
                             Notes."

                             For a detailed description of the terms of the PLUS, you should read the section of this pricing supplement called "Description of PLUS." You should also read about some of the risks involved in investing in PLUS in the section of this pricing supplement called "Risk Factors." The tax and accounting treatment of investments in equity-linked notes such as the PLUS may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the PLUS.

How to reach us              You may contact your local Morgan Stanley branch
                             office or our principal executive offices at 1585
                             Broadway, New York, New York 10036 (telephone
                             number (212) 761-4000).

                  HYPOTHETICAL PAYOUTS ON THE PLUS AT MATURITY

     For each PLUS, the following graph illustrates the payout on the PLUS at maturity for a range of hypothetical final average basket values. The PLUS Zone illustrates the leveraging effect of the payment of the leveraged upside payment taking into account the maximum payment at maturity. The graph is based on the following terms:

     o    Issue Price per PLUS: $10.00

     o    Initial Basket Value: $10.00

     and on the following hypothetical term:

     o    Maximum Payment at Maturity: $12.50 (125% of the Issue Price)

     Where the final average basket value is greater than the initial basket value, the payouts on the PLUS at maturity reflected in the graph below are equal to $10 plus the leveraged upside payment, subject to the maximum payment at maturity. Where the final average basket value is less than or equal to the initial basket value, the payouts on the PLUS at maturity reflected in the graph below are equal to $10 multiplied by the basket performance factor.

     Because you will not receive more than the maximum payment at maturity, you will realize the maximum leveraged upside payment at a final average basket value of approximately 108.33% of the initial basket value, or approximately $10.83 in the example below. In addition, you will not share in the performance of the basket at final average basket values above 125% of the initial basket value, or $12.50 in the example below.

                               [Graphic Omitted]

                                  RISK FACTORS

     This section describes the most significant risks relating to the PLUS. You should carefully consider whether the PLUS are suited to your particular circumstances before you decide to purchase them.


PLUS do not pay interest or       The terms of the PLUS differ from those of
guarantee return of principal     ordinary debt securities in that we will not
                                  pay you interest on the PLUS or guarantee you
                                  the principal amount of the PLUS at maturity.
                                  Instead, at maturity you will receive for each
                                  $10 principal amount of PLUS that you hold an
                                  amount in cash based upon the final average
                                  basket value. If the final average basket
                                  value is greater than the initial basket
                                  value, you will receive an amount in cash
                                  equal to $10 plus the leveraged upside
                                  payment, subject to a maximum total payment at
                                  maturity equal to $ , or % of the issue price.
                                  If the final average basket value is less than
                                  the initial basket value, you will receive an
                                  amount in cash that is less than the $10 issue
                                  price of each PLUS by an amount proportionate
                                  to the decrease in the value of the basket.
                                  See "Hypothetical Payouts on the PLUS at
                                  Maturity" on PS-7.

Your appreciation                 The appreciation potential of the PLUS is
potential is limited              limited by the maximum payment at maturity of
                                  $ per PLUS, or % of the issue price. As a
                                  result, you will not share in any appreciation
                                  of the basket above % of the value of the
                                  basket on the day we offer the PLUS for
                                  initial sale to the public. In addition,
                                  because you will not receive more than the
                                  maximum payment at maturity, the effect of the
                                  leveraged upside payment will be reduced as
                                  the final average basket value exceeds % of
                                  the initial basket value. See "Hypothetical
                                  Payouts on the PLUS at Maturity" on PS-7.

Secondary trading                 There may be little or no secondary market for
may be limited                    the PLUS. Although we will apply to list the
                                  PLUS on the American Stock Exchange LLC, which
                                  we refer to as the AMEX, we may not meet the
                                  requirements for listing. Even if there is a
                                  secondary market, it may not provide
                                  significant liquidity. MS & Co. currently
                                  intends to act as a market maker for the PLUS
                                  but is not required to do so.

Market price of the               Several factors, many of which are beyond our
PLUS will be influenced           control, will influence the value of the PLUS.
by many unpredictable             We expect that generally the value of the
factors                           basket stocks on any day will affect the value
                                  of the PLUS more than any other single factor.
                                  However, because the PLUS may pay a leveraged
                                  upside payment, and because the PLUS are
                                  subject to a maximum payment at maturity, the
                                  PLUS will trade differently from the basket
                                  stocks. Other factors that may influence the
                                  value of the PLUS include:

                                  o the market price and relative performance of each of the basket stocks at any time and, in particular, on the specified basket valuation dates

                                  o the volatility (frequency and magnitude of changes in value) of each of the basket stocks

                                  o  the dividend rate on each of the basket
                                     stocks

                                  o  geopolitical conditions and economic,
                                     financial, political, regulatory or
                                     judicial events that affect the basket
                                     stocks or stock markets generally
                                     and which may affect the final average
                                     basket value

                                  o  interest and yield rates in the market

                                  o  the time remaining until the PLUS mature

                                  o  our creditworthiness


                                      PS-8



                                  o the occurrence of certain events affecting a particular basket stock that may or may not require an adjustment to its exchange ratio or to the basket

                                  Some or all of these factors will influence the price you will receive if you sell your PLUS prior to maturity. For example, you may have to sell your PLUS at a substantial discount from the principal amount if the basket value is at or below the initial basket value.

Changes in the value of one       Price movements in the basket stocks may not
or more of the basket stocks      correlate with each other. At a time when the
may offset each other             value of one or more of the basket stocks
                                  increases, the value of one or more of the
                                  other basket stocks may not increase as much
                                  or may even decline in value. Therefore, in
                                  calculating the basket value on a basket
                                  valuation date, increases in the value of one
                                  or more of the basket stocks may be moderated,
                                  or wholly offset, by lesser increases or
                                  declines in the value of one or more of the
                                  other basket stocks. You can review the
                                  historical prices of each of the basket
                                  stocks, as well as a graph of historical
                                  basket values, for each calendar quarter in
                                  the period from January 1, 2000 through June
                                  25, 2003 in the sections of this pricing
                                  supplement called "Description of
                                  PLUS--Historical Information." You cannot
                                  predict the future performance of any of the
                                  basket stocks or of the basket as a whole, or
                                  whether increases in the prices of any of the
                                  basket stocks will be offset by decreases in
                                  the prices of other basket stocks, based on
                                  historical performance. In addition, there can
                                  be no assurance that the final average basket
                                  value will be higher than $10 so that you will
                                  receive at maturity an amount in excess of the
                                  principal amount of the PLUS.

There are risks associated        The performance of the PLUS is dependent upon
with a sector investment          the performance of fifteen issuers in a
                                  particular sector of the economy--namely, the
                                  semiconductor industry. Consequently, the
                                  value of the PLUS may be subject to greater
                                  volatility and be more adversely affected by a
                                  single economic, political or regulatory
                                  occurrence than an investment in a more
                                  broadly diversified group of issuers.

Basket stock prices are           The trading prices of common stocks of
extremely volatile                companies in the semiconductor industry have
                                  been and are likely to continue to be
                                  extremely volatile. Fluctuations in the
                                  trading prices of the basket stocks may result
                                  in a significant disparity between the value
                                  of the basket stocks on any or all of the
                                  basket valuation dates and the overall
                                  performance of the basket stocks over the term
                                  of the PLUS.


                                      PS-9



Several factors have had,         Factors that contribute to the sales and
and may in the future have,       profitability of companies in the
a negative effect on the          semiconductor industry include:
sales and profitability
of companies in the               o  the ability to obtain financing on
semiconductor industry               acceptable terms

                                  o  the demand for end-user products

                                  o the ability to maintain or increase market share, which is dependent on the timely introduction and market acceptance of new products

                                  o the success or failure of other lines of business in which a company may be engaged

                                  o  the highly cyclical nature of the
                                     semiconductor industry

                                  o the ability of a limited customer base to adapt to new technologies

                                  o  the timely supply of quality parts and
                                     materials from a single or limited
                                     number of suppliers

                                  o the maintenance and continued modification of manufacturing processes that are highly complex, costly and potentially vulnerable to impurities and other disruptions that can significantly increase costs and delay product shipments to customers

                                  o the intensely competitive environment of the semiconductor industry and the ability of a company to establish a customer base that uses its technologies

                                  o  the ability to integrate any acquisitions

                                  o the exposure of a company's international operations to risks associated with instability and changes in economic and political conditions, foreign currency fluctuations, changes in foreign regulations and other risks inherent to international business

                                  o  the ability to protect proprietary rights

                                  o  the ability to continue to attract and
                                     retain highly skilled technical and
                                     managerial personnel to develop and
                                     generate business

The basket stocks are not         Although the issuers of the basket stocks have
necessarily representative of     varying market capitalizations, the
the semiconductor industry        performance of the basket may not correlate
                                  with the performance of the entire industry.
                                  The basket may decline in value even if the
                                  industry as a whole rises in value.
                                  Furthermore, one or more of the issuers of the
                                  basket stocks may engage in new lines of
                                  business or cease to be involved in the
                                  semiconductor industry. Subject to
                                  antidilution adjustments for specific
                                  corporate events relating to a particular
                                  issuer, the basket is a static basket, and the
                                  basket stocks will not vary even if one or
                                  more of the issuers are no longer involved in
                                  the semiconductor industry.


                                     PS-10



Industry consolidation and        If the issuer of a basket stock is acquired in
other corporate events may        a stock-for-stock transaction, the acquiring
alter the composition of the      company will assume that basket stock's place
basket                            in the basket, including if the acquiror is
                                  already in the basket. Consequently,
                                  consolidation among issuers of the basket
                                  stocks will result in an increased weighting
                                  for the surviving company. The effect of
                                  consolidation transactions and other
                                  reorganization events on the basket stocks is
                                  described in paragraph 5 under "Description of
                                  PLUS--Adjustments to the Exchange Ratios."

Morgan Stanley is not             We are not affiliated with any of the issuers
affiliated with the issuers of    of the basket stocks and the issuers of the
the basket stocks                 basket stocks are not involved in the offering
                                  of the PLUS in any way. Consequently, we have
                                  no ability to control the actions of the
                                  issuers of the basket stocks, including any
                                  corporate actions of the type that would
                                  require the calculation agent to adjust the
                                  exchange ratios of the basket stocks. The
                                  issuers of the basket stocks have no
                                  obligation to consider your interest as an
                                  investor in the PLUS in taking any corporate
                                  actions that might affect the value of your
                                  PLUS. None of the money you pay for the PLUS
                                  will go to the issuers of the basket stocks.

Morgan Stanley may engage         We or our affiliates may presently or from
in business with or involving     time to time engage in business with one or
one or more of the issuers of     more of the issuers of the basket stocks
the basket stocks without         without regard to your interests, including
regard to your interests          extending loans to, or making equity
                                  investments in, one or more of the issuers of
                                  the basket stocks or their affiliates or
                                  subsidiaries or providing advisory services to
                                  one or more of the issuers of the basket
                                  stocks, such as merger and acquisition
                                  advisory services. In the course of our
                                  business, we or our affiliates may acquire
                                  non-public information about one or more of
                                  the issuers of the basket stocks. Neither we
                                  nor any of our affiliates undertakes to
                                  disclose any such information to you. In
                                  addition, we or our affiliates from time to
                                  time have published and in the future may
                                  publish research reports with respect to the
                                  basket stocks. The basket was compiled
                                  independently of any research recommendations
                                  and may not be consistent with such
                                  recommendations. The basket currently includes
                                  stocks that we or our affiliates recommend as
                                  overweight or equal-weight in our research
                                  reports, as well as stocks that we or our
                                  affiliates do not cover in our research
                                  reports. Furthermore, the composition of the
                                  basket will not be affected by any change that
                                  we or our affiliates may make in our
                                  recommendations or decisions to begin or
                                  discontinue coverage of any of the issuers of
                                  the basket stocks in our research reports.

You have no                       Investing in the PLUS is not equivalent to
shareholder rights                investing in the basket stocks. As an investor
                                  in the PLUS, you will not have voting rights
                                  or rights to receive dividends or other
                                  distributions or any other rights with respect
                                  to the basket stocks.

The antidilution adjustments      MS & Co., as calculation agent, will adjust
the calculation agent is          the exchange ratio for a basket stock for
required to make do not           certain events affecting the basket stock,
cover every corporate event       such as stock splits and stock dividends, and
that can affect the basket        certain other corporate actions involving the
stocks                            issuer of the basket stock, such as mergers.
                                  However, the calculation agent will not make
                                  an adjustment for every corporate event that
                                  can affect the basket stocks. For example, the
                                  calculation agent will not make any
                                  adjustments if the issuer of a basket stock or
                                  anyone else makes a partial tender or partial
                                  exchange offer for that basket stock. If an
                                  event occurs that does not require the
                                  calculation agent to adjust the exchange
                                  ratio, the market price of the PLUS may be
                                  materially and adversely affected.


                                     PS-11



Adverse economic interests        Because the calculation agent, MS & Co., is
of the calculation agent          our affiliate, the economic interests of the
and its affiliates may affect     calculation agent and its affiliates may be
determinations                    adverse to your interests as an investor in
                                  the PLUS. As calculation agent, MS & Co. will
                                  calculate the final average basket value and
                                  determine what adjustments should be made, if
                                  any, to the exchange ratio for each basket
                                  stock to reflect certain corporate and other
                                  events and whether a market disruption event
                                  has occurred. Determinations made by MS&Co.,
                                  in its capacity as calculation agent,
                                  including adjustments to the exchange ratios,
                                  may affect the payout to you at maturity. See
                                  the sections of this pricing supplement called
                                  "Description of PLUS--Market Disruption Event"
                                  and "--Adjustments to the Exchange Ratios."

Hedging and trading activity      MS & Co. and other affiliates of ours will
by the calculation agent and      carry out hedging activities related to the
its affiliates could potentially  PLUS, including trading in the basket stocks
affect the price of the basket    as well as in other instruments related to the
stocks                            basket stocks or the semiconductor industry.
                                  MS & Co. and some of our other subsidiaries
                                  also trade the basket stocks and other
                                  financial instruments related to the basket
                                  stocks on a regular basis as part of their
                                  general broker-dealer and other businesses.
                                  Any of these hedging or trading activities on
                                  or prior to the day we offer the BRIDGES for
                                  initial sale to the public could potentially
                                  increase the price of the basket stocks, and
                                  accordingly, potentially increase the price at
                                  which the basket stocks, on average, must
                                  close on the basket valuation dates before you
                                  would receive at maturity a payment that
                                  exceeds the principal amount of the PLUS.
                                  Additionally, such hedging or trading
                                  activities during the valuation period at
                                  maturity of the PLUS could potentially affect
                                  the value of the basket stocks on the basket
                                  valuation dates and, accordingly, the amount
                                  of cash you will receive at maturity.

Because the characterization      You should also consider the U.S. federal
of the PLUS for U.S. federal      income tax consequences of investing in the
income tax purposes is            PLUS. There is no direct legal authority as to
uncertain, the material U.S.      the proper tax treatment of the PLUS, and
federal income tax                therefore significant aspects of their tax
consequences of an                treatment are uncertain. Pursuant to the terms
investment in the PLUS are        of the PLUS, you have agreed with us to treat
uncertain                         a PLUS as a single financial contract, as
                                  described in the section of this pricing
                                  supplement called "Description of PLUS--United
                                  States Federal Income Taxation--General." If
                                  the Internal Revenue Service (the "IRS") were
                                  successful in asserting an alternative
                                  characterization for the PLUS, the timing and
                                  character of income or loss with respect to
                                  the PLUS may differ. We do not plan to request
                                  a ruling from the IRS regarding the tax
                                  treatment of the PLUS, and the IRS or a court
                                  may not agree with the tax treatment described
                                  in this pricing supplement. Please read
                                  carefully the section of this pricing
                                  supplement called "Description of PLUS--United
                                  States Federal Income Taxation." You are urged
                                  to consult your own tax advisor regarding all
                                  aspects of the U.S. federal income tax
                                  consequences of investing in the PLUS.

                               DESCRIPTION OF PLUS


Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "PLUS" refers to each $10 principal amount of our PLUS due September 30, 2004, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars Based on the Value of Common Stock of Fifteen Companies in the Semiconductor Industry. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.).

Aggregate Principal Amount.........  $

Original Issue Date
   (Settlement Date)...............             , 2003

Maturity Date...................... September 30, 2004, subject to extension in accordance with the following paragraph in the event of a Market Disruption Event on any Basket Valuation Date.

                                    If due to a Market Disruption Event or
                                    otherwise, any Basket Valuation Date
                                    occurs on or after September 29, 2004, the Maturity Date will be the second Trading Day following the final Basket Valuation Date. See "--Basket Valuation Dates" below.

Issue Price........................ $10 per PLUS

Denominations...................... $10 and integral multiples thereof

CUSIP.............................. 61748A882

Interest Rate...................... None

Specified Currency................. U.S. dollars

Payment at Maturity................ At maturity, upon delivery of the PLUS to the Trustee, we will pay with respect to the $10 principal amount of each PLUS an amount in cash equal to (i) if the Final Average Basket Value is greater than the Initial Basket Value, the lesser of (a) $10 plus the Leveraged Upside Payment and
                                    (b) the Maximum Payment at Maturity or
                                    (ii) if the Final Average Basket Value is less than or equal to the Initial Basket Value, $10 times the Basket Performance Factor.

                                    We shall, or shall cause the Calculation
                                    Agent to, (i) provide written notice to
                                    the Trustee and to the Depositary, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 principal amount of each PLUS, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the PLUS to the Trustee for delivery to DTC, as holder of the PLUS, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book Entry Note or Certificated

                                    Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Leveraged Upside Payment........... The product of (i) $10 and (ii) 300% and
                                    (iii) the Basket Percent Increase.

Maximum Payment at Maturity........ $

Basket Stocks...................... The Basket Stocks are the stocks of the fifteen issuers set forth in the table
                                    below.  The table also indicates the
                                    ticker symbol for each Basket Stock, the exchange on which each Basket Stock is listed, the proportion of the Initial Basket Value represented by the shares of each Basket Stock contained in the Basket, the Exchange Ratio with respect to each Basket Stock, the initial price of each Basket Stock used to calculate its Exchange Ratio and the value of the fractional share of each Basket Stock contained in the Basket based upon those initial prices.


                                                         Proportion                    Initial        Initial
                                                         of Initial                    Price of      Value per
 Issuer of                     Ticker                      Basket        Exchange       Basket        Basket
Basket Stock                   Symbol      Exchange        Value          Ratio         Stock          Stock
-------------------            ------      --------      ----------      --------      --------      ---------
Altera Corporation              ALTR        NASDAQ         1/15th                                     $.66667
Analog Devices, Inc.             ADI         NYSE          1/15th                                     $.66667
Applied Materials, Inc.         AMAT        NASDAQ         1/15th                                     $.66667
Broadcom Corporation            BRCM        NASDAQ         1/15th                                     $.66667
Intel Corporation               INTC        NASDAQ         1/15th                                     $.66667
KLA-Tencor Corporation          KLAC        NASDAQ         1/15th                                     $.66667
Linear Technology Corporation   LLTC        NASDAQ         1/15th                                     $.66667
Maxim Integrated Products, Inc. MXIM        NASDAQ         1/15th                                     $.66667
Micron Technology, Inc.          MU          NYSE          1/15th                                     $.66667
Motorola, Inc.                   MOT         NYSE          1/15th                                     $.66667
National Semiconductor
  Corporation                   NSM          NYSE          1/15th                                     $.66667
Novellus Systems, Inc.          NVLS        NASDAQ         1/15th                                     $.66667
STMicroelectronics N.V.         STM          NYSE          1/15th                                     $.66667
Texas Instruments Incorporated  TXN          NYSE          1/15th                                     $.66667
Xilinx, Inc.                    XLNX        NASDAQ         1/15th                                     $.66667

Basket............................. The Basket is initially composed of the common stock of fifteen companies in the semiconductor industry and consists of a number of shares of each Basket Stock equal to the Exchange Ratio with respect to such Basket Stock. On the date of this pricing supplement, the Basket is equally weighted among the Basket Stocks. The issuers of the Basket Stocks include domestic and foreign entities and have varying market capitalizations.

                                    The Exchange Ratio for each Basket Stock is a fraction of a share calculated so that each Basket Stock represents approximately $.66667, or one-fifteenth, of the Initial Basket

                                    Value based on the initial prices of the Basket Stocks used to calculate the Exchange Ratios for the Basket Stocks.

Exchange Ratio..................... The Exchange Ratio for each Basket Stock is set forth in the table under "--Basket
                                    Stocks" above and will remain constant for the term of the PLUS, subject to adjustment for certain corporate and other events relating to the issuer of that Basket Stock. See "--Adjustments to the Exchange Ratios" below.

Basket Percent Increase............ A fraction, the numerator of which is the
                                    Final Average Basket Value minus the
                                    Initial Basket Value and the denominator of which is the Initial Basket Value.

Basket Performance Factor.......... A fraction, the numerator of which is the
                                    Final Average Basket Value and the
                                    denominator of which is the Initial Basket
                                    Value.

Final Average Basket Value......... The arithmetic average of the Basket
                                    Values on each of the Basket Valuation
                                    Dates.

Basket Valuation Dates............. September 23, 2004, September 24, 2004
                                    and September 27, 2004; provided that if any such date is not a Trading Day or if there is a Market Disruption Event on such date, the Basket Valuation Dates will be the first three Trading Days occurring on or after September 23, 2004 on which no Market Disruption Event occurs.

Initial Basket Value............... $10


Basket Value....................... The Basket Value on any date equals the sum of the products of the Market Price
                                    and the Exchange Ratio for each Basket
                                    Stock, each determined as of such date by the Calculation Agent.

Market Price....................... If a Basket Stock (or any other security for which a Market Price must be
                                    determined) is listed on a national
                                    securities exchange, is a security of the Nasdaq National Market or is included in the OTC Bulletin Board Service ("OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc.
                                    (the "NASD"), the Market Price for one
                                    share of such Basket Stock (or one unit of any such other security) on any Trading Day means (i) the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which such Basket Stock (or any such other security) is listed or admitted to trading (which may be the Nasdaq National Market if it is then a national securities exchange) or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable (even if such Basket Stock (or such other security) is listed or admitted to trading on such securities exchange), the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market (if it is not then a national securities exchange) or OTC Bulletin Board on such day. If the last reported sale price of the principal trading session is not available pursuant to clause
                                    (i) or (ii)of the preceding sentence because of a Market Disruption Event or otherwise, the Market Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for such Basket Stock (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. A "security of the Nasdaq National Market" shall include a security included in any successor to such system, and the term
                                    "OTC Bulletin Board Service" shall include any successor service thereto.

Trading Day........................ A day, as determined by the Calculation
                                    Agent, on which trading is generally
                                    conducted on the New York Stock Exchange
                                    (the "NYSE"), the AMEX, the Nasdaq
                                    National Market, the Chicago Mercantile
                                    Exchange and the Chicago Board of Options
                                    Exchange and in the over-the-counter
                                    market for equity securities in the United
                                    States.

Book Entry Note or
Certificated Note.................. Book Entry.  The PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC will be the only registered holder of the PLUS. Your beneficial interest in the PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the PLUS, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global
                                    Securities--Registered Global Securities" in the accompanying prospectus.

Senior Note or Subordinated Note... Senior

Trustee............................ JPMorgan Chase Bank (formerly known as
                                    The Chase Manhattan Bank)

Agent.............................. MS & Co.

Calculation Agent.................. MS & Co.

                                    All determinations made by the Calculation
                                    Agent will be at the sole discretion of
                                    the Calculation Agent and will, in the
                                    absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                    All calculations with respect to the
                                    Payment at Maturity, if any, will be
                                    rounded to the nearest one
                                    hundred-thousandth, with five
                                    one-millionths rounded upward (e.g.,
                                    .876545 would be rounded
                                    to .87655); all dollar amounts related to determination of the amount of cash payable per PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upwards (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

                                    Because the Calculation Agent is our
                                    affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Average Basket
                                    Value, what adjustments should be made, if any, to the Exchange Ratio with respect to a Basket Stock or whether a Market Disruption Event has occurred. See "--Market Disruption Event" and "--Adjustments to the Exchange Ratios" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event............ "Market Disruption Event" means the occurrence or existence of any of the
                                    following events with respect to any
                                    Basket Stock:

                                          (i)  a suspension, absence or
                                          material limitation of trading of
                                          such Basket Stock on the primary
                                          market for such Basket Stock for
                                          more than two hours of trading or
                                          during the one-half hour period
                                          preceding the close of the principal
                                          trading session in such market; or a
                                          breakdown or failure in the price
                                          and trade reporting systems of the
                                          primary market for such Basket Stock
                                          as a result of which the reported
                                          trading prices for such Basket Stock
                                          during the last one-half hour
                                          preceding the close of the principal
                                          trading session in such market are
                                          materially inaccurate; or the
                                          suspension, absence or material
                                          limitation of trading on the primary
                                          market for trading in options
                                          contracts related to such Basket
                                          Stock, if available, during the
                                          one-half hour period preceding the
                                          close of the principal trading
                                          session in the applicable market, in
                                          each case as determined by the
                                          Calculation Agent in its sole
                                          discretion; and

                                          (ii)  a determination by the
                                          Calculation Agent in its sole
                                          discretion that any event described
                                          in clause (i) above materially
                                          interfered with the ability of
                                          Morgan Stanley or any of its
                                          affiliates to unwind or adjust all
                                          or a material portion of the hedge
                                          position in such Basket Stock with
                                          respect to the PLUS.

                                    For purposes of determining whether a
                                    Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange,
                                    (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a

                                    Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and
                                    Exchange Commission of scope similar to
                                    NYSE Rule 80A as determined by the
                                    Calculation Agent) on trading during
                                    significant market fluctuations will
                                    constitute a suspension, absence or
                                    material limitation of trading, (4) a
                                    suspension of trading in options contracts on any Basket Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to such Basket Stock and
                                    (5) a suspension, absence or material
                                    limitation of trading on the primary
                                    securities market on which options
                                    contracts related to any Basket Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in Case of an Event of Default..... In case an event of default with respect to the PLUS shall have occurred and be
                                    continuing, the amount declared due and
                                    payable per PLUS upon any acceleration of the PLUS shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated using the Basket Value as of the date of acceleration as the Final Average Basket Value.

                                    If the maturity of the PLUS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the aggregate cash amount due with respect to the PLUS as promptly as possible and in no event later than two Business Days after the date of acceleration.

Adjustments to the Exchange Ratios. The Exchange Ratio with respect to a
                                    Basket Stock will be adjusted as follows:

                                    1.  If a Basket Stock is subject to a
                                    stock split or reverse stock split, then once such split has become effective, the Exchange Ratio for such Basket Stock will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of such Basket Stock.

                                    2.  If a Basket Stock is subject (i) to a
                                    stock dividend (issuance of additional
                                    shares of such Basket Stock) that is given ratably to all holders of shares of such Basket Stock or (ii) to a distribution of such Basket Stock as a result of the triggering of any provision of the corporate charter of the issuer of such Basket Stock, then once the dividend has been declared and the Basket Stock is trading ex-dividend, the Exchange Ratio for such

                                    Basket Stock will be adjusted so
                                    that the new Exchange Ratio shall equal
                                    the prior Exchange Ratio plus the product of (i) the number of shares issued with respect to one share of such Basket Stock and (ii) the prior Exchange Ratio for such Basket Stock.

                                    3.  There will be no adjustments to any
                                    Exchange Ratio to reflect cash dividends or other distributions paid with respect to a Basket Stock other than distributions described in clauses (i), (iv) and (v) of paragraph 5 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to a Basket Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary
                                    Dividend for such Basket Stock by an
                                    amount equal to at least 10% of the Market
                                    Price of such Basket Stock (as adjusted
                                    for any subsequent corporate event
                                    requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the "ex-dividend date" (that is, the day on and after which transactions in such Basket Stock on the primary United States organized securities exchange or trading system for such Basket Stock no longer carry the right to receive that cash dividend or other cash distribution) for the payment of such Extraordinary Dividend. If an Extraordinary Dividend occurs with respect to a Basket Stock, the Exchange Ratio with respect to such Basket Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Ratio will equal the product of (i) the then current Exchange Ratio and (ii) a fraction, the numerator of which is the Market Price of the Basket Stock on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price of the Basket Stock on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for a Basket Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary
                                    Dividend for such Basket Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on a Basket Stock described in clause (i), (iv) or (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the Exchange Ratio pursuant only to clause (i), (iv) or (v) of paragraph 5, as applicable.

                                    4.  If an issuer of a Basket Stock issues
                                    rights or warrants to all holders of a
                                    Basket Stock to subscribe for or purchase such Basket Stock at an exercise price per share less than the Market Price of such Basket Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the PLUS, then the Exchange Ratio for such Basket Stock will be adjusted to equal the product of the prior Exchange Ratio for such Basket Stock and a fraction, the numerator of which shall be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock which the aggregate offering price of the total number of shares of such Basket Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Market Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Market Price.

                                    5.  Any of the following shall constitute
                                    a Reorganization Event: (i) there occurs any reclassification or change of a Basket Stock, including, without limitation, as a result of the issuance of any tracking stock by the issuer of such Basket Stock,
                                    (ii) the issuer of a Basket Stock or any surviving entity or subsequent surviving entity of the issuer of such Basket Stock (an "Issuer Successor") has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of the issuer of a Basket Stock or any Issuer Successor with another corporation occurs (other than pursuant to clause (ii) above), (iv) the issuer of a Basket Stock is liquidated, (v) the issuer of a Basket Stock issues to all of its shareholders equity securities of an issuer other than the issuer of such Basket Stock (other than in a transaction described in clause
                                    (ii), (iii) or (iv) above) (a "Spinoff
                                    Event") or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of such Basket Stock. If any Reorganization Event occurs, in each case as a result of which the holders of a Basket Stock are entitled to receive stock, other securities or other property or assets (including, without limitation, cash or other classes of securities of the issuer of such Basket Stock and including
                                    (x) in the case of the issuance of
                                    tracking stock, the reclassified share of the Basket Stock, (y) in the case of a Spin-off Event, the share of the Basket Stock with respect to which the spun-off security was issued and (z) in the case of any other Reorganization Event where the Basket Stock continues to be held by the holders receiving such distribution, the Basket Stock) (collectively, "Exchange Property") with respect to or in exchange for such Basket Stock, then in lieu of using the product of the Market Price and the Exchange Ratio for such Basket Stock to calculate the Basket Value on any date, the Calculation Agent will use the Exchange Property Value on such date. The Exchange Property Value at any date means (i) for any cash received per share of Basket Stock, the amount of cash received per share of Basket Stock as adjusted by the applicable Exchange Ratio for such Basket Stock on the date of such Reorganization Event, (ii) for any property other than cash or securities received in such distribution, the market value, as determined by the Calculation Agent, as of the date of receipt, of such Exchange Property received for each share of Basket Stock, as adjusted by the Exchange Ratio for such Basket Stock on the date of such Reorganization Event,
                                    (iii) for any security received in any such distribution, an amount equal to the Market Price, as of the date on which the Exchange Property Value is determined, per share of such security multiplied by the quantity of such security received for each share of Basket Stock, as adjusted by the Exchange Ratio for such Basket Stock on the date of the initial distribution of such Exchange Property (such as-adjusted quantity, a "New Exchange Ratio") and (iv) if the Exchange Property was distributed with respect to, rather than in exchange for, a Basket Stock, an amount equal to the Market Price, as of the date on which the Exchange Property Value is determined, for such Basket Stock multiplied by the Exchange Ratio as of the date on which the Exchange Property Value is determined. Holders of PLUS will not receive any interest accrued on the cash component of any Exchange Property. Any New Exchange Ratio will also be subject to the adjustments set forth in paragraphs 1 through 5 hereof.

                                    For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                    If a Market Price for a Basket Stock is no longer available for a Basket Stock for whatever reason, including the liquidation of the issuer of such Basket Stock or the subjection of such issuer to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of such Basket Stock will equal zero for so long as no Market Price is available. There will be no substitution for any such Basket Stock.

                                    No adjustment to the Exchange Ratio of a Basket Stock will be required unless such adjustment would require a change of at least 0.1% in the Exchange Ratio of such Basket Stock then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest one billionth, with five ten-billionths rounded upward. Adjustments to the Exchange Ratio of a Basket Stock will be made up to and including the final scheduled Basket Valuation Date.

                                    The Calculation Agent shall be solely
                                    responsible for the determination and
                                    calculation of any adjustments to the
                                    Exchange Ratio for a Basket Stock or
                                    method of calculating the Exchange
                                    Property Value and of any related
                                    determinations and calculations with
                                    respect to any distributions of stock,
                                    other securities or other property or
                                    assets (including cash) in connection with any corporate event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                                    The Calculation Agent will provide
                                    information as to any adjustments to any Exchange Ratio upon written request by any investor in the PLUS.

Basket Stocks; Public Information.. All the issuers of Basket Stocks are registered under the Exchange Act.
                                    Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the
                                    "Commission"). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C.
                                    20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by each of the issuers of the Basket Stocks pursuant to the Exchange Act can be located by reference to its respective Commission file number, set forth below. In addition, information regarding the issuers of the Basket Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                                    Altera Corporation designs, manufactures, and markets (1) high-performance, high-density programmable logic devices, (2) pre-defined design building blocks known as intellectual property cores and (3) associated development tools. Its Commission file number is 0-16617.

                                    Analog Devices, Inc. designs, manufactures and markets high-performance analog, mixed-signal and digital signal processing integrated circuits. Its Commission file number is 1-7819.

                                    Applied Materials, Inc. develops,
                                    manufactures, markets and services
                                    semiconductor wafer fabrication equipment for the worldwide semiconductor industry. Its Commission file number is 0-6920.

                                    Broadcom Corporation is a provider of
                                    integrated silicon solutions that enable broadband communications and networking of voice, video and data services. Its Commission file number is 0-23993.

                                    Intel Corporation is a semiconductor chip maker, supplying advanced technology solutions for the computing and communications industries. Its Commission file number is 0-6217.

                                    KLA-Tencor Corporation is a supplier of
                                    process control and yield management
                                    solutions for the semiconductor and related microelectronics industries. Its Commission file number is 0-9992.

                                    Linear Technology Corporation designs,
                                    manufactures and markets a variety of
                                    standard high performance linear integrated circuits. Its Commission file number is 0-14864.

                                    Maxim Integrated Products, Inc. designs, develops, manufactures, and markets a range of linear and mixed-signal integrated circuits. Its Commission file number is 0-16538.

                                    Micron Technology, Inc. designs, develops, manufactures and markets semiconductor products. Its Commission file number is 1-10658.

                                    Motorola, Inc. is a provider of integrated communications and embedded electronic solutions. Its Commission file number is 1-7221.

                                    National Semiconductor Corporation designs, develops, manufactures and markets semiconductor products, including a broad line of analog, mixed-signal and other integrated circuits. Its Commission file number is 1-6453.

                                    Novellus Systems, Inc. develops,
                                    manufactures, sells and supports systems used in the fabrication of integrated circuits. Its Commission file number is 1-17157.

                                    STMicroelectronics N.V. designs, develops, manufactures and markets a semiconductor integrated circuits used in a variety of microelectronic applications, including automotive products, computer peripherals, telecommunications systems, consumer products, industrial automation and control systems. Its Commission file number is 1-13546.

                                    Texas Instruments Incorporated is a designer and supplier of digital signal processors and analog integrated circuits. Its Commission file number is 1-3761.

                                    Xilinx, Inc. designs, develops and markets complete programmable logic solutions, including advanced integrated circuits, software design tools, predefined system functions delivered as intellectual property cores, design services, customer training, field engineering and technical support. Its Commission file number is 0-18548.

                                    This pricing supplement relates only to the PLUS offered hereby and does not relate to the Basket Stocks or other securities of the issuers of the Basket Stocks. We have derived all disclosures contained in this pricing supplement regarding the issuers of the Basket Stocks from the publicly available documents described in the preceding paragraphs. Neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Basket Stocks in connection with the offering of the PLUS. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding the issuers of the Basket Stocks is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraphs) that would affect the trading prices of the Basket Stocks (and therefore the initial Exchange Ratios) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuers of the Basket Stocks could affect the payout you receive on the PLUS.

                                    Neither we nor any of our affiliates makes any representation to you as to the performance of any of the Basket Stocks or the Basket as a whole.

                                    We and/or our affiliates may presently or from time to time engage in business with the issuers of the Basket Stocks, including extending loans to, or making equity investments in, the issuers of the Basket Stocks or providing advisory services to the issuers of the Basket Stocks, such as merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the issuers of the Basket Stocks, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the issuers of the Basket Stocks. The statements in the preceding two sentences are not intended to affect the rights of the investors in the PLUS under the securities laws. As a prospective investor in a PLUS, you should undertake an independent investigation of the issuers of the Basket Stocks as in your judgment is appropriate to make an informed decision with respect to an investment in the Basket Stocks.

Historical Information..........    The following tables set forth the published
                                    high and low Market Prices for each Basket
                                    Stock during 2000, 2001, 2002 and during
                                    2003 through June 25, 2003. We obtained the information in the tables below from Bloomberg Financial Markets, and we believe such information to be accurate.

                                    The historical prices of the Basket Stocks should not be taken as an indication of future performance, and no assurance can be given as to the level of the Basket Stocks on any Basket Valuation Date. The Basket Value may be lower on the Basket Valuation Dates than on the date of this pricing supplement so that you will receive less than the $10 principal amount of the PLUS at maturity. We cannot give you any assurance that the Basket Value on the Basket Valuation Dates will be higher than $10. If the Final Average Basket Value is less than the Initial Basket Value, you will lose money on your investment.

       Altera Corporation           High          Low         Dividends
       ------------------           ----          ---         ---------
(CUSIP 021441100)
2000
First Quarter...............      $  48.50      $  24.00        --
Second Quarter..............         57.31         36.28        --
Third Quarter...............         64.81         43.97        --
Fourth Quarter..............         51.06         23.94        --
2001
First Quarter...............         34.31         21.44        --
Second Quarter..............         30.30         19.69        --
Third Quarter...............         32.88         15.77        --
Fourth Quarter..............         26.98         15.38        --
2002
First Quarter ..............         25.48         19.07        --
Second Quarter..............         24.46         13.60        --
Third Quarter...............         14.80          8.67        --
Fourth Quarter..............         14.98          8.82        --
2003
First Quarter...............         15.20         10.84        --
Second Quarter
     (through June 25, 2003)         19.32         13.67        --


                                    Historical prices with respect to the common stock of Altera Corporation have been adjusted for a 2-for-1 stock split which became effective in the third quarter of 2000.

      Analog Devices, Inc.          High          Low         Dividends
      --------------------          ----          ---         ---------
(CUSIP 032654105)
2000
First Quarter...............      $  92.00      $  42.25        --
Second Quarter..............         98.00         56.00        --
Third Quarter...............        101.38         58.13        --
Fourth Quarter..............         92.06         44.50        --
2001
First Quarter...............         62.60         36.24        --
Second Quarter..............         53.15         30.99        --
Third Quarter...............         52.50         31.25        --
Fourth Quarter..............         47.73         31.79        --

2002
First Quarter ..............         47.95         37.00        --
Second Quarter..............         45.95         28.19        --
Third Quarter...............         30.79         19.62        --
Fourth Quarter..............         31.27         18.29        --
2003
First Quarter...............         30.87         23.04        --
Second Quarter
     (through June 25, 2003)         39.50         26.92


                                    Historical prices with respect to the common stock of Analog Devices, Inc. have been adjusted for a 2-for-1 stock split which became effective in the first quarter of 2000.

   Applied Materials, Inc.          High          Low         Dividends
   -----------------------          ----          ---         ---------
(CUSIP 038222105)
2000
First Quarter...............      $  54.28      $  28.94        --
Second Quarter..............         57.44         35.94        --
Third Quarter...............         47.00         29.66        --
Fourth Quarter..............         28.34         17.69        --
2001
First Quarter...............         26.22         19.75        --
Second Quarter..............         29.37         18.91        --
Third Quarter...............         25.12         13.94        --
Fourth Quarter..............         22.96         13.75        --
2002
First Quarter ..............         27.14         19.75        --
Second Quarter..............         27.76         18.76        --
Third Quarter...............         19.93         11.20        --
Fourth Quarter..............         17.49         10.35        --
2003
First Quarter...............         15.70         11.60        --
Second Quarter
     (through June 25, 2003)         16.87         12.76        --

                                    Historical prices with respect to the common stock of Applied Materials, Inc. have been adjusted for a 2-for-1 stock split which became effective in the first quarter of 2000 and for a 2-for-1 stock split which became effective in the second quarter of 2002.

     Broadcom Corporation           High          Low         Dividends
     --------------------           ----          ---         ---------
(CUSIP 111320107)
2000
First Quarter...............      $ 246.00      $ 114.94        --
Second Quarter..............        219.06        118.38        --
Third Quarter...............        273.63        213.06        --
Fourth Quarter..............        251.75         77.50        --
2001
First Quarter...............        133.44         28.90        --
Second Quarter..............         48.36         21.37        --
Third Quarter...............         47.71         20.00        --
Fourth Quarter..............         49.99         18.77        --
2002
First Quarter ..............         51.43         30.65        --
Second Quarter..............         38.76         17.54        --
Third Quarter...............         22.29         10.68        --
Fourth Quarter..............         20.64          9.70        --

2003
First Quarter...............         19.88         12.35        --
Second Quarter
     (through June 25, 2003)         26.77         12.40        --


                                    Historical prices with respect to the common stock of Broadcom Corporation have been adjusted for a 2-for-1 stock split which became effective in the first quarter of 2000.

      Intel Corporation              High          Low            Dividends
      -----------------              ----          ---            ---------
(CUSIP 458140100)
2000
First Quarter...............      $  72.03      $  39.38          $    .015
Second Quarter..............         69.50         53.03               .015
Third Quarter...............         74.88         41.56               .02
Fourth Quarter..............         46.69         30.06               .02
2001
First Quarter...............         37.81         24.63               .02
Second Quarter..............         32.49         22.63               .02
Third Quarter...............         32.11         19.30               .02
Fourth Quarter..............         34.61         19.54               .02
2002
First Quarter ..............         35.79         28.55               .02
Second Quarter..............         31.20         18.27               .02
Third Quarter...............         19.59         13.89               .02
Fourth Quarter..............         21.05         13.22               .02
2003
First Quarter...............         18.90         15.05               .02
Second Quarter
     (through June 25, 2003)         22.14         16.42               .02

                                    Historical prices with respect to the common stock of Intel Corporation have been adjusted for a 2-for-1 stock split which became effective in the third quarter of 2000.

    KLA-Tencor Corporation          High          Low         Dividends
    ----------------------          ----          ---         ---------
(CUSIP 482480100)
2000
First Quarter...............      $  91.13      $  49.34        --
Second Quarter..............         97.44         44.13        --
Third Quarter...............         66.81         39.81        --
Fourth Quarter..............         40.69         26.25        --
2001
First Quarter...............         46.06         34.13        --
Second Quarter..............         60.65         32.75        --
Third Quarter...............         59.45         31.57        --
Fourth Quarter..............         59.96         29.31        --
2002
First Quarter ..............         69.47         47.86        --
Second Quarter..............         68.66         43.40        --
Third Quarter...............         46.30         26.63        --
Fourth Quarter..............         45.80         26.15        --
2003
First Quarter...............         41.41         31.64        --
Second Quarter
     (through June 25, 2003)         49.63         36.19        --

 Linear Technology Corporation         High         Low       Dividends
 -----------------------------         ----         ---       ---------
(CUSIP 535678106)
2000
First Quarter...................    $  58.06    $  36.00     $    .02
Second Quarter..................       72.31       41.00          .03
Third Quarter...................       72.94       50.44          .03
Fourth Quarter..................       67.44       46.00          .03
2001
First Quarter...................       65.06       39.63          .03
Second Quarter..................       58.00       33.95          .04
Third Quarter...................       48.24       31.39          .04
Fourth Quarter..................       44.62       30.10          .04
2002
First Quarter ..................       46.86       36.35          .04
Second Quarter..................       45.93       28.58          .05
Third Quarter...................       33.10       20.10          .05
Fourth Quarter..................       34.96       19.61          .05
2003
First Quarter...................       34.91       25.95          .05
Second Quarter
         (through June 25, 2003)       36.77       30.48          .06

                                    Historical prices with respect to the common stock of Linear Technology Corporation have been adjusted for a 2-for-1 stock split which became effective in the first quarter of 2000.

 Maxim Integrated Products, Inc.      High        Low          Dividends
 -------------------------------      ----        ---          ---------
(CUSIP 57772K101)
2000
First Quarter...................    $  73.69    $  47.25     $     --
Second Quarter..................       75.69       50.31           --
Third Quarter...................       87.69       62.19           --
Fourth Quarter..................       82.06       47.75           --
2001
First Quarter...................       69.06       41.59           --
Second Quarter..................       58.40       34.92           --
Third Quarter...................       51.19       33.68           --
Fourth Quarter..................       61.42       33.40           --
2002
First Quarter ..................       59.35       45.76           --
Second Quarter..................       57.01       35.92           --
Third Quarter...................       41.72       23.54          .02
Fourth Quarter..................       43.38       21.35           --
2003
First Quarter...................       40.51       30.14          .02
Second Quarter
         (through June 25, 2003)       41.15       33.85          .04

   Micron Technology, Inc.            High         Low         Dividends
   -----------------------            ----         ---         ---------
(CUSIP 595112103)
2000
First Quarter...............        $  70.50    $  29.75           --
Second Quarter..............           90.81       48.03           --
Third Quarter...............           96.56       46.00           --
Fourth Quarter..............           46.94       28.56           --

2001
First Quarter...............           48.83       34.22           --
Second Quarter..............           47.95       34.60           --
Third Quarter...............           44.90       17.25           --
Fourth Quarter..............           33.06       17.75           --
2002
First Quarter ..............           39.50       30.49           --
Second Quarter..............           33.51       18.40           --
Third Quarter...............           24.45       12.37           --
Fourth Quarter..............           17.80        9.74           --
2003
First Quarter...............           11.00        6.76           --
Second Quarter
     (through June 25, 2003)           13.53        8.03           --

                                    Historical prices with respect to the common stock of Micron Technology, Inc. have been adjusted for a 2-for-1 stock split which became effective in the second quarter of 2000.

         Motorola, Inc.              High          Low         Dividends
         --------------              ----          ---         ---------
(CUSIP 620076109)
2000
First Quarter...............        $  60.21    $  39.67     $    .04
Second Quarter..............           51.25       28.92          .04
Third Quarter...............           39.31       28.06          .04
Fourth Quarter..............           29.56       17.50          .04
2001
First Quarter...............           24.69       14.00          .04
Second Quarter..............           16.60       11.50          .04
Third Quarter...............           19.40       13.94          .04
Fourth Quarter..............           18.60       14.80          .04
2002
First Quarter ..............           15.90       11.80          .04
Second Quarter..............           16.95       13.44          .04
Third Quarter...............           15.15       10.05          .04
Fourth Quarter..............           11.70        7.77          .04
2003
First Quarter...............            9.93        7.71          .04
Second Quarter
     (through June 25, 2003)            9.73        7.83          .04

                                    Historical prices with respect to the common stock of Motorola, Inc. have been adjusted for a 3-for-1 stock split which became effective in the second quarter of 2000.

National Semiconductor Corporation     High         Low        Dividends
----------------------------------     ----         ---        ---------
(CUSIP 637640103)
2000
First Quarter...............        $  85.00    $  40.00           --
Second Quarter..............           72.25       48.06           --
Third Quarter...............           58.13       33.25           --
Fourth Quarter..............           39.13       18.00           --
2001
First Quarter...............           29.65       20.06           --
Second Quarter..............           31.04       21.84           --
Third Quarter...............           34.95       20.63           --
Fourth Quarter..............           34.60       20.85           --

2002
First Quarter ..............           34.87       25.05           --
Second Quarter..............           36.47       27.20           --
Third Quarter...............           27.33       11.69           --
Fourth Quarter..............           21.05       10.51           --
2003
First Quarter...............           19.16       12.84           --
Second Quarter
  (through June 25, 2003)...           24.96       16.70           --

  Novellus Systems, I     nc.        High          Low         Dividends
  -------------------     ---        ----          ---         ---------
(CUSIP 670008101)
2000
First Quarter...............        $  69.94    $  39.27           --
Second Quarter..............           66.69       40.06           --
Third Quarter...............           68.44       43.88           --
Fourth Quarter..............           47.75       25.94           --
2001
First Quarter...............           48.38       35.13           --
Second Quarter..............           58.09       33.88           --
Third Quarter...............           56.66       28.00           --
Fourth Quarter..............           45.50       26.40           --
2002
First Quarter ..............           54.14       36.23           --
Second Quarter..............           53.78       31.75           --
Third Quarter...............           33.43       20.77           --
Fourth Quarter..............           37.43       20.00           --
2003
First Quarter...............           34.74       25.27           --
Second Quarter
     (through June 25, 2003)           38.70       26.28           --

                                    Historical prices with respect to the common stock of Novellus Systems, Inc. have been adjusted for a 3-for-1 stock split which became effective in the first quarter of 2000.

   STMicroelectronics N.V.            High          Low       Dividends
   -----------------------            ----          ---       ---------
(CUSIP 861012102)
2000
First Quarter...............        $  72.83    $  42.10       $   --
Second Quarter..............           69.25       51.58        .0225
Third Quarter...............           67.88       47.75           --
Fourth Quarter..............           51.94       40.75           --
2001
First Quarter...............           47.88       31.10           --
Second Quarter..............           42.25       30.65          .03
Third Quarter...............           35.20       19.00           --
Fourth Quarter..............           37.89       21.75           --
2002
First Quarter ..............           35.61       28.02           --
Second Quarter..............           34.26       21.96          .03
Third Quarter...............           25.20       13.53           --
Fourth Quarter..............           26.19       11.41           --
2003
First Quarter...............           22.40       16.85           --
Second Quarter
   (through June 25, 2003)..           23.44       18.43          .06

                                    Historical prices with respect to the common shares of STMicroelectronics N.V. have been adjusted for a 3-for-1 stock split which became effective in the second quarter of 2000.

Texas Instruments Incorporated          High       Low        Dividends
------------------------------          ----       ---        ---------
(CUSIP 882508104)
2000
First Quarter...............        $  93.81    $  46.75           --
Second Quarter..............           87.75       64.00           --
Third Quarter...............           73.50       47.00           --
Fourth Quarter..............           52.81       36.88           --
2001
First Quarter...............           52.06       29.15           --
Second Quarter..............           41.86       37.50           --
Third Quarter...............           38.15       21.73           --
Fourth Quarter..............           33.88       23.14           --
2002
First Quarter ..............           35.71       25.75           --
Second Quarter..............           34.09       22.93           --
Third Quarter...............           25.78       14.77           --
Fourth Quarter..............           20.27       13.23           --
2003
First Quarter...............           18.67       14.15           --
Second Quarter
  (through June 25, 2003)...           21.01       16.23           --

        Xilinx, Inc.                   High          Low         Dividends
        ------------                   ----          ---         ---------
(CUSIP 983919101)
2000
First Quarter...............        $  86.81    $  40.81           --
Second Quarter..............           97.94       55.75           --
Third Quarter...............           96.63       69.88           --
Fourth Quarter..............           89.63       39.00           --
2001
First Quarter...............           57.63       35.13           --
Second Quarter..............           50.00       30.38           --
Third Quarter...............           43.34       21.64           --
Fourth Quarter..............           42.41       22.80           --
2002
First Quarter ..............           45.80       34.01           --
Second Quarter..............           43.84       22.43           --
Third Quarter...............           23.60       14.15           --
Fourth Quarter..............           24.96       13.75           --
2003
First Quarter ..............           27.09       18.70           --
Second Quarter
     (through June 25, 2003)           30.51       23.49           --

                                    We make no representations as to the amount of dividends, if any, that the issuers of the Basket Stocks will pay in the future. In any event, as an investor in the PLUS, you will not be entitled to receive dividends, if any, that may be payable on the Basket Stocks.

                                       Historical Basket Values Graph

                                    The following graph shows the historical daily values for a basket composed of the Basket Stocks, assuming that the Exchange Ratios had been determined so that each Basket Stock would represent $.66667 of the Basket Value of $10 on June 25, 2003. The graph covers the period from June 25, 1998 through June 25, 2003. Because the actual Exchange Ratios for the Basket Stocks for the PLUS will be set on the day we first offer the PLUS to the public, they will be different than the Exchange Ratios used in this illustration. As a result, the historical performance of the Basket will be different from the Basket Values represented in the graph below. In any event, the historical performance of the Basket cannot be taken as an indication of its future performance.


                                   [Graph Omitted]


Use of Proceeds and Hedging...      The net proceeds we receive from the sale of
                                    the PLUS will be used for general corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the PLUS. See also "Use of Proceeds" in the accompanying prospectus.

                                    On or prior to the on or prior to the day we offer the BRIDGES for initial sale to the public we, through our subsidiaries or others, intend to hedge our anticipated exposure in connection with the PLUS by taking positions in the Basket Stocks, in futures or options contracts on the Basket Stocks or on the semiconductor industry that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the prices of the Basket Stocks, and, therefore, increase the prices at which the Basket Stocks must close on the Basket Valuation Dates before you would receive at maturity a payment that exceeds the principal amount of the PLUS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the PLUS by purchasing and selling Basket Stocks, futures or options contracts on the Basket Stocks or on the semiconductor industry that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Basket Valuation Dates. We cannot give any assurance that our hedging activities will not affect the value of the Basket Stocks and, therefore, adversely affect the value of the PLUS or the payment you will receive at maturity.

Supplemental Information
Concerning Plan of
Distribution..................      Under the terms and subject to conditions
                                    contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of PLUS set forth on the cover of this pricing supplement. The
                                    Agent proposes initially to offer the PLUS directly to the public at the public offering price set forth on the cover page of this pricing supplement plus accrued interest, if any, from the Original Issue
                                    Date. The Agent may allow a concession not in excess of % of the principal amount of the PLUS to other dealers, which may include
                                    Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG. We expect to deliver the PLUS against payment therefor in New York, New York on , 2003. After the initial offering of the PLUS, the Agent may vary the offering price and other selling terms from time to time.

                                    In order to facilitate the offering of the PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the PLUS. Specifically, the Agent may sell more PLUS than it is obligated to purchase in connection with the offering, creating a naked short position in the PLUS, for its own account. The Agent must close out any naked short position by purchasing the PLUS in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the PLUS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, PLUS or the individual Basket Stocks in the open market to stabilize the price of the PLUS. Any of these activities may raise or maintain the market price of the PLUS above independent market levels or prevent or retard a decline in the market price of the PLUS. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

                                    General

                                    No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the PLUS in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                    The Agent has represented and agreed, and each dealer through which we may offer the PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the PLUS. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                    Brazil

                                    The PLUS may not be offered or sold to the public in Brazil. Accordingly, the offering of the PLUS has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                    Chile

                                    The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                    Hong Kong

                                    The PLUS may not be offered or sold in Hong
                                    Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.
                                    32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to PLUS which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                                    Mexico

                                    The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                    Singapore

                                    This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS may not be circulated or distributed, nor may the PLUS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the PLUS to the public in Singapore.

ERISA Matters for Pension Plans
and Insurance Companies.......      Each fiduciary of a pension, profit-sharing
                                    or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                    In addition, we and certain of our
                                    subsidiaries and affiliates, including MS &
                                    Co. and Morgan Stanley DW Inc. (formerly
                                    Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the PLUS are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                    The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                    Because we may be considered a party in
                                    interest with respect to many Plans, the PLUS may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or investor is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or investor in the PLUS will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                                    Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                    Certain plans that are not subject to ERISA, including plans maintained by state and local governmental entities, are nonetheless subject to investment restrictions under the terms of applicable local law. Such restrictions may preclude the purchase of the PLUS.

                                    Purchasers of the PLUS have exclusive
                                    responsibility for ensuring that their
                                    purchase and holding of the PLUS do not
                                    violate the prohibited transaction rules of ERISA or the Code, or any requirements applicable to government or other benefit plans that are not subject to ERISA or the Code.

United States Federal Income
Taxation.......................     The following summary is based on the advice
                                    of Davis Polk & Wardwell, our special tax counsel ("Tax Counsel"), and is a general discussion of the principal potential U.S.
                                    federal income tax consequences to initial investors in the PLUS that (i) purchase the PLUS at their Issue Price and (ii) will hold the PLUS as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to investors subject to special treatment under the U.S. federal income tax laws (e.g., certain financial institutions, tax- exempt organizations, dealers in options or securities, or persons who hold the PLUS as part of a hedging transaction, straddle, conversion or other integrated transaction).
                                    As the law applicable to the U.S. federal income taxation of instruments such as the PLUS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

                                    General

                                    Pursuant to the terms of the PLUS, we and every investor in the PLUS agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a PLUS for all tax purposes as a single financial contract with respect to the Basket that (1) requires the investor to pay us at inception an amount equal to the purchase price of the PLUS and (2) entitles the investor to receive at maturity an amount in cash based upon the performance of the Basket. The characterization of the PLUS described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the PLUS (or of similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities that directly address the PLUS (or similar instruments), Tax Counsel is unable to render an opinion as to their proper characterization for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the PLUS are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of an investment in the PLUS (including possible alternative characterizations of the PLUS) and regarding any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization described above.

                                    U.S. Holders

                                    As used herein, the term "U.S. Holder" means a beneficial owner of a PLUS that for U.S. federal income tax purposes is:

                                    o    a citizen or resident of the United
                                         States;

                                    o    a corporation, or other entity taxable
                                         as a corporation, created or organized
                                         under the laws of the United States or
                                         any political subdivision thereof; or

                                    o    an estate or trust the income of which
                                         is subject to United States federal
                                         income taxation regardless of its
                                         source.

                                    Tax Treatment of the PLUS

                                    Tax basis. A U.S. Holder's tax basis in the PLUS will equal the amount paid by the U.S. Holder to acquire the PLUS.

                                    Settlement of the PLUS at maturity. Upon receipt of cash at maturity, a U.S. Holder generally will recognize long-term capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's tax basis in the PLUS.

                                    Sale or exchange of the PLUS. Upon a sale or exchange of the PLUS prior to their maturity, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and the U.S. Holder's tax basis in the PLUS sold or exchanged. This gain or loss will generally be long-term capital gain or loss if the U.S. Holder held the PLUS for more than one year at the time of disposition.

                                    Possible Alternative Tax Treatments of an
                                    Investment in the PLUS

                                    Due to the absence of authorities that
                                    directly address the proper tax treatment of the PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the PLUS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

                                    If the IRS were successful in asserting that the Contingent Payment Regulations applied to the PLUS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the PLUS every year at a "comparable yield" determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the PLUS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder's prior accruals of original issue discount, and as capital loss thereafter.


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                                    Even if the Contingent Payment Regulations
                                    do not apply to the PLUS, other alternative federal income tax characterizations of the PLUS are possible which, if applied, could also affect the timing and the character of the income or loss with respect to the PLUS. It is possible, for example, that a PLUS could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue interest income or original issue discount on a current basis. Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS.

                                    Backup Withholding and Information Reporting

                                    A U.S. Holder of the PLUS may be subject to information reporting and to backup withholding in respect of amounts paid to the U.S. Holder, unless the U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

                                    Non-U.S. Holders

                                    The discussion under this heading applies to you only if you are a "Non-U.S. Holder." This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to an investor in light of its particular circumstances or to investors that are subject to special rules, such as Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax or for whom income or gain in respect of the PLUS are effectively connected with a trade or business in the United States.

                                    A Non-U.S. Holder is a beneficial owner of a PLUS that for U.S. federal income tax purposes is:

                                    o  a nonresident alien individual;

                                    o  a foreign corporation; or

                                    o  a foreign trust or estate.

                                    A Non-U.S. Holder of the PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder, except that gain from the sale or exchange of the PLUS or their settlement at maturity may be subject to U.S. federal income tax if such Non-U.S. Holder is a non-resident alien individual and is present in the United States for 183 days or more during the taxable year of the sale or exchange (or settlement at maturity) and certain other conditions are satisfied.

                                    Information returns may be filed with the U.S. Internal Revenue Service (the "IRS") in connection with the payment on the PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder will be subject to backup withholding in respect of amounts paid to the Non-U.S.


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                                    Holder, unless such Non-U.S. Holder complies
                                    with certain certification procedures
                                    establishing that it is not a U.S. person for U.S. federal income tax purposes (e.g., by providing a completed IRS Form W-8BEN certifying, under penalties of perjury, that such Non-U.S. Holder is not a U.S. person) or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.


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